Exhibit 99.1

April 25, 2017

Board of Directors

Tempus Applied Solutions Holdings, Inc.

471 McLaws Circle, Suite A

Williamsburg, VA 23185

Attn:	Scott Terry
Cc:	Steve Bush, CFO

RE:	Resignation from the Board of Directors

Dear Sirs:

This is to confirm that, at the telephonic meeting of the Tempus Applied Solutions Holdings, Inc. (“TASH”) Board of Directors (the “Board”) that began at approximately 12:00 Noon U.S. Eastern Time earlier today, I provided notice to the Board that:

1.	I viewed the latest offer received from counsel to Mr. Johan Eliasch and his affiliate, Bluebell Business Limited (“Bluebell”), on behalf of Mr, Eliasch and Bluebell, to resolve the dispute between TASH and its affiliates, on the one hand, and Bluebell, on the other hand (which offer was sent this morning in the form of an email from Eddie Bagnell, Esq., to Richard Baumann, Esq., counsel to TASH, cc to Scott Terry, Christopher Brady, TASH Director, and Mr. Eliasch), to not be in the best interests of TASH and its stakeholders, and that as a result I could not continue as a Director of TASH and approve such offer; and

2.	if the counter-offer to Mr. Eliasch on behalf of his affiliate Bluebell to resolve such dispute was rejected by or on behalf of Bluebell, then such rejection would automatically trigger my immediate resignation from the Board, without the requirement of further action on my part or further notice from me.

This is also to confirm that the foregoing shall remain in effect unless and until I send you express notice in writing rescinding the foregoing.

Sincerely,

Signature:	/s/ Christopher D. Brady

Name (printed):	Christopher D. Brady